Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Metro Bancorp, Inc.

Harrisburg, Pennsylvania

We hereby consent to the incorporation by reference in the Joint Proxy/Prospectus constituting a part of F.N.B Corporation’s Registration Statement on Form S-4 of our reports dated March 16, 2015, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Metro Bancorp, Inc., appearing in the Company’s annual report on form 10-K for the year ended December 31, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

October 7, 2015

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.